Exhibit 99.1

Horsehead Holding Corp. Reports First Quarter 2015 Results

PITTSBURGH--(BUSINESS WIRE)--May 8, 2015--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $(18.5) million, or $(0.34) per diluted share, for the first quarter of 2015 compared to a consolidated net income of $0.7 million, or $0.01 per diluted share, for the first quarter of 2014.

“The quarter reflected reduced production and shipments of zinc metal compared with the prior year’s quarter due, in part, to a planned outage taken at the Mooresboro, North Carolina facility. Furthermore, various ramp up issues at Mooresboro also reduced production and shipments. These factors were partially offset by continued solid demand for our zinc calcine,” said Jim Hensler, President and Chief Executive Officer.

Mooresboro Status

“Our primary focus during the quarter was the continued ramp-up of the Mooresboro facility. The facility produced approximately 10,000 tons of zinc metal during the quarter compared to 12,000 tons in the fourth quarter and 4,300 tons in the third quarter of 2014. We continued to supplement our zinc metal shipments with the sale of approximately 23,200 tons of zinc calcine during the first quarter. As a result of strong zinc calcine sales, the total quantity of zinc contained in all product shipments, including Zochem, during the quarter was 41,889 tons, an amount which was 2.7% higher than the prior year’s first quarter despite lower metal production.”

“During the quarter, production was affected by the previously announced outage taken in late February to install a bypass to resolve a problem with a clarifier in the leach feed circuit. After an extended period to completely drain the clarifier, the root cause of the issue was addressed and the clarifier was placed back into service.

In April, the facility produced approximately 2,800 tons of zinc metal. Production was lower than expected primarily due to an extended period of exceptionally heavy rains which filled our containments and holding ponds, requiring us to process the excess water in the plant rather than produce zinc. This event highlighted a limitation in the capacity of our process and storm water utilization capability. As a result, we are engaging a third party water management company to install a portable unit on-site to mitigate the excess water while we evaluate our options to expand the capacity of our own equipment. In addition, in April, we engaged a team of engineers with hydrometallurgical plant experience from Hatch Associates to supplement our operations and engineering team and support the on-going ramp-up.

“While the first quarter was challenging, we are confident in our plan to address the known issues that are affecting the pace of the ramp-up. We have added resources to accelerate the rate of the ramp-up. We continue to believe that after we are operating at full capacity, we will realize $90 to $110 million of incremental EBITDA benefit as a result of our investment in this transformative project. However, the timing for completion of the ramp up cannot be determined with certainty at this time,” added Hensler.

First Quarter Highlights

Compared to the same quarter last year:

  Zinc finished product and calcine shipments, on a zinc contained basis, increased 1,089 tons, or 2.7%, to 41,889 tons for the quarter, comprised of 27,113 zinc tons of finished products and 14,776 zinc tons in calcine.
  EAF dust receipts decreased 6.9% to 130,510 tons as deliveries were affected by weather conditions and reduced steel production.
  The LME zinc price averaged $0.94/lb for the first quarter of 2015 and $0.92/lb for the first quarter of 2014. The LME nickel price averaged $6.50/lb for the first quarter of 2015 compared to $6.64/lb for the first quarter of 2014.
  Net sales, excluding non-cash hedge effects, decreased $4.5 million, or 4.2%, to $102.4 million, reflecting $3.1 million of reduced sales at INMETCO, due primarily to a planned production outage, and the effect of reduced shipment volumes of finished zinc products, partially offset by increased shipment volume of zinc calcine and a 2.5% higher LME zinc price. Price realization for finished zinc products on a zinc-contained basis reflected a $0.26/lb premium to the average LME zinc price for the quarter compared to a $0.20/lb premium in the prior year quarter. However, the realized premium to the LME price on total zinc product shipments, including zinc calcine, was $0.03/lb of contained zinc, reflecting the lower selling prices on zinc calcine.
  Cost of sales were $106.1 million, a $6.1 million increase from the prior year’s quarter, as the effect of lower shipments at Mooresboro and INMETCO were more than offset by startup costs at the Mooresboro facility. Additional costs incurred during the outage in February at the Mooresboro facility were estimated at $1.0 million and a lower-of-cost-or-market charge of $2.4 million was recorded at the end of the quarter.
  Cash used by operating activities was $18.6 million for the quarter ended March 31, 2015, as accounts payable decreased $6.3 million during the quarter. Capital spending was $5.0 million for the quarter. A follow-on equity offering added $69.7 million in net proceeds during the quarter. Cash on hand and availability on our credit facilities totaled $86.8 million at the end of the quarter. We believe we have adequate liquidity to meet the capital needs of the business and the ramp-up of the Mooresboro facility.

Shipments and Production Data

	Quarter ended March 31,
	2015	2014
Zinc Production - tons
finished products - tons	22,014	34,509
Shipments - tons
Zinc finished product	30,320	38,542
WOX/Calcine shipments - tons	23,183	8,926
Total zinc contained shipments	41,889	40,800
Net sales realization - per pound
Zinc finished products	$1.07	$1.01
Zinc finished products - zinc contained	$1.20	$1.12
EAF dust receipts - tons	130,510	140,108
Nickel remelt alloy shipments - tons	5,451	7,271
LME average zinc price - per lb	$0.94	$0.92
LME average nickel price - per lb	$6.50	$6.64

Business Outlook

Demolition of all of the structures on the Monaca, Pennsylvania site, undertaken pursuant to the agreement with Shell Chemical, has been completed. Final site activities that are the responsibility of Horsehead to manage should be completed in May. Sale of the property is expected to be scheduled to occur within the next few months.

During the first quarter, EAF dust tons processed increased approximately 12% compared with the first quarter of 2014 but declined by 4% compared with the fourth quarter of 2014. The decline over the sequential quarter was primarily due to some slowing of steel production and severe cold weather conditions which affected logistics and equipment reliability. Steel industry capacity utilization decreased from 76.3% to 73.2% over the sequential quarters according to published statistics. We are seeing signs that steel production is starting to recover in the second quarter. We have been intermittently idling one of our kilns to balance capacity with supply. We have also used this lull in steel output to reduce system-wide inventory of recyclable zinc units. Based upon the expected rate of ramp up at Mooresboro, we expect to continue to produce zinc calcine from excess waelz oxide during the second quarter. We recently finalized zinc hedge positions for the second quarter of 2015 at an average LME price of $0.97/lb and have begun to add hedge positions for the third quarter of 2015 at $1.07/lb and for the fourth quarter of 2015 at $1.08/lb on approximately half of our expected zinc shipments to reduce volatility in our cash flow during the continued ramp-up of the Mooresboro facility.

Zochem’s earnings before taxes for the quarter were $2.1 million, a reduction compared with the prior year’s first quarter, due primarily to a lower volume of shipments as Zochem sold the remaining Monaca inventory in the prior year’s quarter and the lag-effect of higher LME–based raw material costs from the fourth quarter of 2014 carried over into the current quarter. This was partially offset by the favorable effect of lower conversion cost per pound as production increased 24% compared to the prior year’s quarter and higher realized premiums on oxide sales.

INMETCO’s earnings before taxes were $0.8 million for the quarter, a reduction of $0.9 million versus the prior year’s quarter, due primarily to the annual maintenance outage which had been deferred from the fourth quarter of 2014 to January 2015. INMETCO returned to full operation for the balance of the quarter. In March 2015, we announced plans to spend up to $10 million to expand capacity at INMETCO by 15%.

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Friday, May 8, 2015, at 11:00 am EDT to discuss its first quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States:	1 (877) 261-8992
International:	1 (847) 619-6548
Confirmation Number:	39430999

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://event.on24.com/r.htm?e=978701&s=1&k=616F1726DB501347AFB8102CEC19FCC7

A replay of the call will be available beginning at 1:30 pm EDT on Friday, May 8, 2015 and ending on Friday, May 15, 2015 at 11:59 pm EDT. Dial in instructions for the replay are as follows.

Dial-In Numbers:
United States:	1 (888) 843-7419
International:	1 (630) 652-3042
Access Code:	3943 0999#

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company, LLC (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem, Inc. (“Zochem”), a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, PA, employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels, liquidity, proposed and potential initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)
	Quarter ended March 31,
	2015	2014

Net sales	$102,144	$110,064
Cost of sales (excluding depreciation and amortization)	106,123	100,000
Gross profit (excluding depreciation and amortization)	(3,979)	10,064
Depreciation and amortization	11,841	4,853
S G & A expenses	6,778	6,038
Loss from operations	(22,598)	(827)
Interest expense	9,114	538
Interest and other income	330	2,488
(Loss) income before taxes	(31,382)	1,123
Income tax (benefit) provision	(12,888)	394
Net (loss) income	$(18,494)	$729

(Loss) earnings per diluted share	$(0.34)	$0.01

Weighted average diluted shares outstanding	54,841	51,789

Adjusted EBITDA (1)	$(9,075)	$2,305

Balance Sheet Items	March 31, 2015	December 31, 2014
	(unaudited)
Cash and equivalents	$84,994	$30,714
Other current assets	118,180	124,256
Property, plant and equipment, net	792,970	799,093
Other assets	23,913	19,454
Total assets	$1,020,057	$973,517

Current liabilities	$100,352	$106,423
Long-term debt	415,420	406,016
Other long-term liabilities	17,773	26,893
Stockholders’ equity	486,512	434,185
Total liabilities and stockholders’ equity	$1,020,057	$973,517

Segment Information (unaudited)

Three months ended March 31, 2015	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$57,127	$35,164	$10,109	$(256)	$102,144
(Loss)income before income taxes	(25,968)	2,075	763	(8,252)	(31,382)

Three months ended March 31, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$62,259	$35,747	$12,420	$(362)	$110,064
(Loss)income before income taxes	(3,955)	3,475	1,695	(92)	1,123

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that Adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net (loss) income:

Adjusted EBITDA	Three months ended March 31,
	2015	2014
Net (loss) income	$(18,494)	$729
Non-cash hedge adjustments	295	(3,100)
Non-cash compensation expense	1,387	1,233
Severance – Monaca	-	146
Income tax (benefit) provision	(12,888)	394
Interest expense	9,114	538
Interest and other income	(330)	(2,488)
Depreciation and amortization	11,841	4,853
Adjusted EBITDA	$(9,075)	$2,305

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, 724-773-9000
Vice President & CFO